UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2005 (January 19, 2005)

WELLPOINT, INC.

(Exact name of registrant as specified in its charter)

Indiana	001-16751	35-2145715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Monument Circle

Indianapolis, IN 46204

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (317) 488-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of Material Definitive Agreement.

I. General.

As previously reported by WellPoint, Inc., (the “Corporation”) in a Current Report on Form 8-K filed on November 30, 2004, Leonard D. Schaeffer was appointed Chairman of the Board of Directors of the Corporation upon the consummation of the merger of WellPoint Health Networks Inc. with Anthem Holding Corp., a wholly owned subsidiary of the Corporation, on November 30, 2004 (the “Merger”). Mr. Schaeffer remains the Chairman of the Board of Directors of the Corporation. References to “WellPoint Health” refer to WellPoint Health Networks Inc. before the Merger and Anthem Holding Corp after the Merger.

Prior to the Merger, Mr. Schaeffer had entered into an Amended and Restated Employment Agreement effective as of December 31, 2002 with WellPoint Health (the “Schaeffer Employment Agreement”) which was previously reported by WellPoint Health in a Current Report on Form 8-K filed on December 31, 2002. Pursuant to the Schaeffer Employment Agreement, Mr. Schaeffer served as Chairman of the Board and Chief Executive Officer of WellPoint Health.

On January 19, 2005, Mr. Schaeffer and the Corporation agreed that effective January 31, 2005 Mr. Schaeffer’s employment will terminate due to Mr. Schaeffer’s Constructive Termination as defined in the Schaeffer Employment Agreement and Mr. Schaeffer will cease to be an employee of WellPoint Health on such date.

II. Cash Payment Attributable to the Merger and Constructive Termination

Under the Schaeffer Employment Agreement (which was previously reported), as a result of the Merger and Mr. Schaeffer’s Constructive Termination, Mr. Schaeffer is entitled to receive a cash payment in the approximate amount of $49,360,000 as well as other non-cash interests and benefits, including a tax gross-up under Internal Revenue Code Section 4999 in the event any of the payments to be made to him are deemed to be parachute payments under Internal Revenue Code Section 280G, however, the Corporation does not believe Mr. Schaeffer is subject to an excise tax.

The approximate cash payment amount of $49,360,000 was calculated as follows:

Guaranteed Annual Bonus	$5,860,000
Cash Portion of Change In Control (“CIC”) Severance Benefits	$34,100,000
Additional SERP Amount Attributable to Age and Service Credits	$9,400,000

Total Cash Payment	$49,360,000

A. Guaranteed Annual Bonus

Under the Schaeffer Employment Agreement, Mr. Schaeffer is entitled to a Guaranteed Annual Bonus for 2004. The “Guaranteed Annual Bonus” is defined as the greatest of (i) Mr. Schaeffer’s target bonus for 2004; (ii) the average of the annual (or annualized) bonus paid to Mr. Schaeffer for 2002 and 2003; or (iii) the actual bonus for Mr. Schaeffer for 2004. The Guaranteed Annual Bonus for 2004 is $5,860,000. The Guaranteed Annual Bonus provision is substantially similar to a provision of WellPoint Health’s Officer Change-in-Control Plan applicable to all officers of WellPoint Health prior to the Merger.

B. CIC Severance Benefits

Under the Schaeffer Employment Agreement, Mr. Schaeffer is entitled to the following severance benefits as a result of the Merger and his Constructive Termination: (i) earned but unpaid base salary through the date of termination and any accrued but unpaid vacation and any unpaid bonus for any fiscal year that ended on or before the date of termination; (ii) a prorated portion of any bonus that he would otherwise have received for the year of termination; (iii) a cash payment equal to three times the sum of Mr. Schaeffer’s base salary and the Plan Bonus1; (iv) continuation for 48 months of (a) medical and dental coverage for Mr. Schaeffer and his family, (b) life insurance in an amount equal to three times his base salary, (c) long term disability insurance in an amount equal to one time his base salary, (d) continued participation in other retirement and deferred compensation plans, and (e) three memberships in luncheon, professional or athletic clubs; (v) outplacement services; (vi) additional service credit that will increase vesting service credit to five years, three additional years of service credit and three additional years of age credit for purposes of calculating benefits under the Amended and Restated Special Executive Retirement Plan effective as of December 31, 2002 (the “Schaeffer SERP”); (vii) either a lump sum payment or a special contribution to WellPoint Health’s deferred compensation plan equal to the sum of the additional annuity credits and matching contributions to which Mr. Schaeffer would have been entitled under WellPoint Health’s cash-balance pension, 401(k) and deferred compensation plans had he remained employed with WellPoint Health for three additional years and assuming that the amount payable to Mr. Schaeffer under subsection (iii) above was payable over such three-year period and treated as eligible compensation under such plans; (viii) transfer to Mr. Schaeffer of full title and ownership of the automobile currently being leased for Mr. Schaeffer; (ix) financial counseling benefits for the five calendar years following the year of termination; (x) office space and clerical support staff for a period of five years following termination; and (xi) immediate vesting of all outstanding unvested options and any other equity grants.

As of January 31, 2005 Mr. Schaeffer will have unvested stock options to purchase 571,804 shares of the Corporation’s common stock and 35,875 shares of restricted stock (all of which will vest effective January 31, 2005 as a result of the Constructive Termination). Mr. Schaeffer has agreed not to exercise any options which vested as a result of the Constructive Termination except in accordance with the original exercise schedule for such options.

Mr. Schaeffer is also entitled to receive an excise tax gross-up if payments under the Schaeffer Employment Agreement, alone or together with other compensation, would subject him to an excise tax for excess parachute payments under Section 4999 of the Code, however the Corporation does not believe Mr. Schaeffer is subject to an excise tax. The cash portion of the CIC severance benefits (excluding any amount for the Schaeffer SERP under (vi) above or any Section 4999 gross-up payment) is equal to approximately $34,100,000.

C. Additional SERP Severance Benefit

Mr. Schaeffer is a participant in the Schaeffer SERP, which provides certain supplemental retirement benefits to Mr. Schaeffer. As described above under CIC Severance Benefits, Mr. Schaeffer is entitled to five additional years of vesting service credit, three additional years of service credit and three additional years of age credit for purposes of calculating benefits under the Schaeffer SERP. The lump sum cash value of the additional SERP benefits resulting from the additional vesting service, service and age credits described above is in the aggregate amount of $9,400,000 (the “Additional SERP Amount”). The Additional SERP Amount is in addition to the present value of the retirement benefit which Mr. Schaeffer will accrue by reason of his actual service and attained age through January 31, 2005.

III. Internal Revenue Code Section 409A, as enacted by the American Jobs Creation Act of 2004, Elections Regarding Deferred Compensation Plans and Schaeffer SERP Balances at January 20, 2005

Mr. Schaeffer is a participant in certain deferred compensation plans maintained by the Corporation or its subsidiaries, including but not limited to the WellPoint Health Comprehensive Executive Non-Qualified Retirement Plan (the “Predecessor Plan”) and the successor 2005 Comprehensive Executive Non-Qualified Retirement Plan (the “2005 Plan”). As previously reported by the Corporation in a Current Report on Form 8-K

[1]	The “Plan Bonus” is an amount equal to (i) Mr. Schaeffer’s base salary multiplied by (ii) the highest target bonus percentage during the period beginning five years before the announcement of the Merger and ending immediately before termination of employment, or the date of the Merger, if earlier, multiplied by (iii) the greater of (A) 100% or (B) the highest average percentage, for the two consecutive fiscal years within the same five-year period defined in clause (ii) that Mr. Schaeffer’s actual annual bonus represents of his base salary for such fiscal year.

filed on December 16, 2004, the 2005 Plan is available for executives and other select highly compensated employees of WellPoint Health and its subsidiaries and generally mirrors the provision of the frozen Predecessor Plan except for revisions that were necessary to comply with the new Internal Revenue Code Section 409A.

Recently-issued Notice 2005-1 under Internal Revenue Code Section 409A provides certain transition relief with respect to funds deferred (or deemed deferred) in 2005 under non-qualified deferred compensation plans such as the 2005 Plan and with respect to other non-qualified deferred compensation plans such as the Schaeffer SERP and the Predecessor Plan, including but not limited to the right of a participant to terminate his or her participation in such plans, with the consent of the employer, and receive an immediate lump sum distribution of his or her deferred account balance or accrued benefit thereunder and the right of an employer to terminate a deferred compensation plan.

Mr. Schaeffer’s participation in all deferred compensation plans with the Corporation and its subsidiaries, including the Predecessor Plan, the 2005 Plan and the Schaeffer SERP will terminate and he will receive an immediate lump sum distribution of his aggregate account balance under the Predecessor Plan, the 2005 Plan and the present value of his accrued benefit under the Schaeffer SERP in the approximate aggregate amount (as of January 20, 2005) of $69,210,000, exclusive of the Additional SERP Amount attributable to the age and service credits provided to him under such plan as part of his CIC Severance Benefits discussed above. At the Corporation’s election, a portion of his account balance under the Predecessor Plan may be distributed to Mr. Schaeffer in the form of Corporation Common Stock, however, the Corporation has elected not to distribute a portion of his account balance in the form of Corporation Common Stock.

The approximate cash payment amount of $69,210,000 was calculated as follows:

Combined Predecessor and 2005 Plan Balance at January 20, 2005	$30,710,000
Schaeffer SERP Balance as of January 20, 2005, exclusive of Additional SERP Amount Attributable to Age and Service Credits provided as part of his CIC Severance Benefits	$38,500,000

Total	$69,210,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 21, 2005

WELLPOINT, INC.

By:	/s/ David R. Frick
	Name:	David R. Frick
	Title:	Executive Vice President and Chief Legal and Administrative Officer